EXHIBIT 99.1

E.DIGITAL CORPORATION REPORTS
FISCAL THIRD QUARTER REVENUES

Company Expanding Into Direct Business Opportunities for
Proprietary Video/Audio Technology Platform

(SAN DIEGO, CA, February 14, 2005) - e.Digital Corporation (OTC: EDIG), a leading innovator and provider of proprietary digital technology platforms, today reported revenues for the third quarter of fiscal 2005, ended December 31, 2004. Revenues for the quarter were $1.419 million, a 98% increase over the $0.718 million recorded in the third quarter of fiscal 2004.

The company reported a gross profit of $0.438 million in the third quarter compared to $0.130 million for the same quarter in fiscal 2004. The company also reported a smaller operating loss of $0.348 million for the quarter compared to $0.470 million for the same period in fiscal 2004. For the quarter, net loss attributable to common stockholders after deducting non-cash dividends on preferred stock was less than $(0.01) per share.

Revenues for the first nine months ended December 31, 2004 were $3.540 million compared to $2.970 million for the same nine months last year. Gross profit for the first nine months of fiscal 2005 improved to $0.874 million compared to $0.336 million for the same period in fiscal 2004. The company reported a smaller operating loss of $1.447 million the first nine months compared to $1.706 million for the same period in fiscal 2004. For the nine months ended December 31, 2004, net loss attributable to common stockholders after deducting non-cash dividends on preferred stock was $(0.01) per share compared to $(0.02) for the same nine months in fiscal 2004.

The company also reported $0.967 million in advance payments (customer deposits) at December 31, 2004.

MANAGEMENT COMMENTARY
“Our focus on expanding the business opportunities and capabilities of our MicroOS™-based video/audio technology platform is proving successful. This calendar year, we expect most of our business and revenue will be fueled by sales of secure versions of this platform for both open and closed content systems.” said Atul Anandpura, president and chief executive officer of e.Digital Corporation.

“Most of our revenues are currently being derived from APS/Wencor through sales and support of their growing digEplayer™ market opportunities. The digEplayer is now on board ten airlines; it is the only portable in-flight entertainment (IFE) product with content security approved by five major movie studios. At the request of APS/Wencor, we are enhancing the digEplayer to expedite the content logistics process and expand customer transaction options. These enhancements are expected to enable APS/Wencor to support larger orders from existing and new airline customers as well as position them to land IFE business from the major carriers.”

Anandpura continued, “Last quarter, we refined and augmented the Kino™ version of our video/audio technology platform for meetings with prospective customers at the January 2005 Consumer Electronics Show (CES). Based on the meetings held by us, and those of an established Asian customer, we expect revenues this year from the sales of branded Kino-based devices.”

“We also continue to develop promising opportunities for devices based on our secure video/audio technology platform for high-speed video download kiosk-centered businesses.”

Concluded Anandpura. “Companies outside of the travel and leisure industry are approaching us, seeking to work with e.Digital to supply direct-to-customer closed system versions of our secure video/audio technology platform. As we turn these direct business opportunities into orders, we expect to be able to command higher margins and exercise greater control over distribution, marketing and product deliveries. We look forward to providing more information in upcoming corporate communications on this and other business developments.”

HIGHLIGHTS AND ANNOUNCEMENTS FOR THE THIRD FISCAL QUARTER
·	Welcomed Wencor’s purchase of customer, APS.
·	Announced greater focus on business opportunities for customized products derived from secure, proprietary video/audio technology platform.
·	Closed Series EE $1.85 million financing.
·	Received $1.2 million IFE order from APS/Wencor.
·	Extended the term of the $750,000 note until June 30, 2006.
·	Filed patent application on proprietary hardware encryption technology.
·	Expanded business opportunities for Kino™ versions of the video/audio technology platform for both open and closed systems.

About e.Digital Corporation: e.Digital Corporation partners with leading, innovative companies, designing and providing manufacturing services for their branded digital video, digital audio and wireless products based on the Company’s proprietary MicroOS™-enabled technology platforms. e.Digital specializes in the delivery and management of open and secure digital content through it’s Personal Video, Personal Audio, Automotive, and Wireless technology platforms. e.Digital’s services include the licensing of the Company’s MicroOS™, custom software and hardware development, industrial design, and manufacturing services through the Company’s manufacturing partners. For more information about e.Digital and its technology platforms, please visit the company website at www.edigital.com.

Safe Harbor statement under the Private Securities Litigation Reform of 1995: All statements made in this document, other than statements of historical fact, are forward-looking statements. Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about the businesses of the Company and the industries and markets in which the company operates. Those statements are not guarantees of future performance and involve risks, uncertainties and assumptions that will be difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied by those forward-looking statements. More information about potential factors that could affect the Company can be found in its most recent Form 10-K, Form 10-Q and other reports and statements filed by e.Digital Corporation with the Securities and Exchange Commission (“SEC”). e.Digital Corporation disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated by it.

Note: MicroOS and Kino are trademarks of e.Digital Corporation. digEplayer and digEplayer 5500 are trademarks of APS/Wencor. All other company, product, and service names are the property of their respective owners.

CONTACT:
e.Digital Corporation: Robert Putnam, (858) 679-1504, rputnam@edigital.com

e.Digital Corporation and subsidiary
Condensed Balance Sheet
(000's omitted except per share amounts)

	December 31, 2004	March 31, 2004 (a)
	(Unaudited)	(Audited)
	$	$
ASSETS
Current
Cash	1,934	468
Accounts receivable	30	36
Inventory	-	5
Prepaid expense and other	708	29
Total current assets	2,672	538
PP&E and other assets	137	159
Total assets	2,809	697

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current
Accounts payable	401	385
Accrued liabilities	578	611
Customer deposits	967	-
Leased liabilities	515	515
Promissory notes short-term	1,793	123
Total current liabilities	4,254	1,634
Long-term liabilities	71	837
Stockholders' deficit	(1,516)	(1,774)
Total liabilities and stockholders' deficit	2,809	697

(a) Derived from the audited financial statements as of March 31, 2004.

e.Digital Corporation and subsidiary
Condensed Statement of Operations
(000's omitted except per share amounts)
(unaudited)

	For the three months ended		For the nine months ended
	December 30,		December 30,
	2004	2003	2004	2003
	$	$	$	$
Total revenue	1,419	718	3,540	2,970
Cost of revenue	981	588	2,666	2,634
Gross profit	438	130	874	336

Operating expenses:
Selling, general and administrative	447	312	1,193	1,077
Research and development	339	288	1,128	965
Total operating expenses	786	600	2,321	2,042
Loss from operations	(348)	(470)	(1,447)	(1,706)

Other income (expense):
Interest expense	(116)	(28)	(263)	(92)
Other	-	(1)	(2)	(37)
Total other income (expense)	(116)	(29)	(265)	(129)

Net loss	(464)	(499)	(1,711)	(1,835)
Dividends on convertible preferred stock	(533)	(707)	(618)	(830)
Net loss available to common stockholders	(997)	(1,206)	(2,329)	(2,665)
Net loss per share of common stock
- basis and diluted	(0.01)	(0.01)	(0.01)	(0.02)
Average weighted number of common
stock outstanding.	165,923,241	156,774,028	164,249,475	153,592,799